Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS SECOND QUARTER OPERATING INCOME1 OF $83 MILLION

QUARTERLY DILUTED OPERATING INCOME PER COMMON SHARE1 OF $0.65 AND

ANNUALIZED OPERATING RETURN ON AVERAGE COMMON EQUITY1 OF 7.0%

Pembroke, Bermuda, August 3, 2011 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2011 of $101 million, or $0.79 per diluted common share, compared with $205 million, or $1.51 per diluted common share, for the second quarter of 2010. For the six months ended June 30, 2011, AXIS Capital reported a net loss to common shareholders of $283 million, or $2.38 per diluted common share, compared with net income available to common shareholders of $317 million, or $2.28 per diluted common share, for the corresponding period in 2010.

Operating income1 for the second quarter of 2011 was $83 million, or $0.65 per diluted common share, compared with $153 million, or $1.13 per diluted common share, for the second quarter of 2010. For the six months ended June 30, 2011, AXIS Capital reported an operating loss of $316 million, or $2.66 per diluted common share, compared with operating income of $240 million, or $1.73 per diluted common share, for the first six months of 2010.

[1]

Effective April 1, 2011, AXIS Capital amended its definition of operating income to exclude after-tax foreign exchange losses (gains). Accordingly, all prior period operating income, diluted operating earnings per share and operating return on average common equity amounts herein have been restated to reflect this change. The presentation of operating income (loss) available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income (loss) to net income (loss) available to common shareholders (the most directly comparable GAAP financial measure) is provided in this release, as is a discussion of the presentation of operating income (loss).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Second Quarter Highlights2

•	Gross premiums written increased 11% to $1.0 billion;

•	Net premiums written increased 8% to $850 million;

•	Net premiums earned increased 14% to $840 million;

•

Estimated pre-tax net losses (net of reinstatement premiums) of $75 million and $31 million, respectively, for severe U.S. weather events in April and May 2011 and the June 2011 aftershock in New Zealand;

•

Aggregate increase in pre-tax net loss estimate for first quarter 2011 catastrophes of $20 million (net of reinstatement premiums), including reductions of $86 million and $13 million for the Japanese earthquake and tsunami and Australian loss events, respectively, offset by increase of $119 million for the Christchurch, New Zealand earthquake;

•	Combined ratio of 98.9%, compared to 86.2%;

•

Excluding the above catastrophe losses, the second quarter combined ratio and current accident year loss ratio were 84.0% and 58.5% respectively, compared to 82.7% and 62.0% for the second quarter of 2010[3];

•

Net favorable prior year reserve development of $52 million, pre-tax, benefiting the combined ratio by 6.1 points, compared with $79 million in the prior year quarter, benefiting the combined ratio by 10.7 points;

•	Net investment income of $100 million, an increase of 21%;

•	Total return on cash and investments was 1.5% (pre-tax), compared to 0.9% in the first quarter of 2011;

•	Shareholders’ equity of $5.3 billion; and

•	Diluted book value per common share of $36.78, comparable to $36.57 at June 30, 2010.

[2]	All comparisons are with the same period last year unless stated otherwise.
[3]	Includes revision to estimated pre-tax losses related first quarter 2010 events: Chilean earthquake, Australian storms, European windstorm Xynthia and U.S. storms

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the second quarter 2011 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “The year thus far, which we estimate has cost the industry over $70 billion in insured catastrophe losses, is breaking records in terms of global catastrophe activity. These losses, combined with recently introduced material changes to catastrophe models have propelled the industry into a transitional phase, forcing it to take a new view of every aspect of catastrophe risk. Since the first of January, AXIS has been repositioning its portfolio to benefit from these positive opportunities following this transition as we enter 2012.

“Despite the impact of catastrophes on underwriting profit, AXIS had a solid second quarter. Operating income was $83 million and diluted book value per share grew 3% in the quarter. Our gross premiums written in the quarter increased 11% reflecting meaningful contributions from our new accident and health initiative and our renewable energy insurance team in London as well as continued, steady progress with our P&C operations in Canada and Australia. Our reserves continued to develop favorably and we have continued to prudently diversify our investment portfolio away from risk associated with rising interest rates. Finally, our posture remains circumspect with respect to casualty insurance markets that have yet to experience some very necessary improvement.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written in the quarter of $682 million, up 11% from the second quarter of 2010. For the six months ended June 30, 2011, gross premiums written were $1.1 billion, up 12% from the prior period. These increases were largely driven by new business generated by our new accident & health unit, our geographic expansion (including our Australian and Canadian operations) and our new renewable energy initiative. In addition, shifting renewal dates and new offshore energy business contributed to the increase in gross premiums written for the marine line. Net premiums earned increased 19% and 23%, respectively, for the second quarter and year to date, due to the aforementioned increases in gross premiums written and changes in our ceded reinsurance purchasing effected in the second quarter of 2010.

Our insurance segment reported underwriting income of $20 million for the quarter, compared to $42 million for the second quarter of 2010. The current quarter’s underwriting result reflected a combined ratio of 94.4%, compared with 86.2% in the prior year quarter. The segment’s current accident year loss ratio increased from 61.7% in the second quarter of 2010 to 68.1% this quarter, primarily due to

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

estimated net pre-tax losses of $37 million, or 10.3 points, for the severe U.S. weather events in April and May 2011. Net favorable prior period reserve development was $27 million, or 7.5 points, this quarter compared with $31 million, or 10.1 points, in the second quarter of 2010. The increase in general and administrative expenses reflected the continued build-out of the segment’s global platform over the past year. For the six months ended June 30, 2011, we recognized an underwriting loss of $28 million compared with income of $75 million for the prior year; the difference was largely attributable to a higher level of catastrophe activity.

Reinsurance Segment

Our reinsurance segment reported gross premiums written in the quarter of $364 million, up 11% from the second quarter of 2010. Premium growth in the quarter primarily related to motor, trade credit and bond and liability reinsurance lines. For the six months ended June 30, 2011, gross premiums written were $1.5 billion, up 8% from the comparable period in 2010, with the increase primarily driven by the motor reinsurance line. Net premiums earned increased 11% and 8%, respectively, for the second quarter and year to date, consistent with the increases in gross premiums written.

Our reinsurance segment reported underwriting income of $9 million for the quarter, compared to $79 million in the second quarter of 2010. The segment’s combined ratio increased from 81.8% in the second quarter of 2010 to 98.2% for the second quarter of 2011. The current accident year loss ratio increased from 68.3% in the second quarter of 2010 to 77.4% this quarter, largely due to estimated net pre-tax losses (net of reinstatement premiums) of $38 million and $31 million for the severe U.S. weather in April and May 2011 and the June aftershock in New Zealand, respectively, which added 14.4 points to the quarter’s loss ratio. In addition, during the quarter we increased our aggregate estimate of pre-tax net losses (net of reinstatement premiums) related to first quarter 2011 catastrophe events by $18 million, contributing a further 3.8 points to the second quarter’s loss ratio. The second quarter 2010 underwriting result included $28 million of estimated net pre-tax losses (net of reinstatement premiums) related to first quarter 2010 catastrophe events, principally the Chilean earthquake. Net favorable prior period reserve development was $25 million, or 5.2 points, this quarter compared with $48 million, or 11.1 points, in the second quarter of 2010. For the six months ended June 30, 2011, our reinsurance segment reported an underwriting loss of $405 million, compared with income of $74 million for the comparable period of 2010. The significant increase in the level of natural catastrophe activity during 2011 was the primary driver of this variance.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Investments

Net investment income for the quarter of $100 million represented a decrease of $11 million, or 10%, relative to the first quarter of this year but an increase of $17 million, or 21%, relative to the second quarter of 2010. These variances were primarily driven by the returns from our alternative investments (“other investments”) in the respective periods. Net investment income from fixed maturities was $89 million this quarter, compared with $87 million in the prior year quarter. The increase was primarily due to a higher fixed maturity investment balance, offset by lower reinvestment yields.

Net realized investment gains were $37 million, compared to net realized investment gains of $25 million in the prior year quarter.

Capitalization / Shareholders’ Equity

Total capitalization at June 30, 2011 was $6.3 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity.

At June 30, 2011, diluted book value per common share on a treasury stock basis was $36.78, a modest increase from $36.57 at June 30, 2010, but a decline from $39.37 at December 31, 2010.

We did not repurchase any common shares under our authorized repurchase plan during the quarter. At August 2, 2011, we had approximately $593 million of remaining authorization for common share repurchases through December 31, 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Thursday, August 4, 2011 at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 8-5-5-5-1-0-2. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for 90 days by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-0-1-5-6-9. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2011 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2011 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	2011	2010
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$10,758,157	$10,482,897
Equity securities, available for sale, at fair value	648,264	349,254
Other investments, at fair value	623,650	519,296
Short-term investments, at amortized cost	187,601	172,719

Total investments	12,217,672	11,524,166
Cash and cash equivalents	871,122	929,515
Restricted cash and cash equivalents	195,418	115,840
Accrued interest receivable	97,384	96,364
Insurance and reinsurance premium balances receivable	1,987,615	1,343,665
Reinsurance recoverable on unpaid and paid losses	1,774,601	1,577,547
Deferred acquisition costs	494,147	359,300
Prepaid reinsurance premiums	245,442	221,396
Receivable for investments sold	3,782	—
Goodwill and intangible assets	103,404	103,231
Other assets	206,261	174,707

Total assets	$18,196,848	$16,445,731

Liabilities
Reserve for losses and loss expenses	$8,402,612	$7,032,375
Unearned premiums	2,981,817	2,333,676
Insurance and reinsurance balances payable	196,543	164,927
Senior notes	994,383	994,110
Other liabilities	133,584	275,422
Payable for investments purchased	154,970	20,251

Total liabilities	12,863,909	10,820,761

Shareholders’ equity
Preferred shares - Series A and B	500,000	500,000
Common shares	2,107	1,934
Additional paid-in capital	2,085,215	2,059,708
Accumulated other comprehensive income	218,133	176,821
Retained earnings	3,923,395	4,267,608
Treasury shares, at cost	(1,395,911)	(1,381,101)

Total shareholders’ equity	5,332,939	5,624,970

Total liabilities and shareholders’ equity	$18,196,848	$16,445,731

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Three months ended		Six months ended
	2011	2010	2011	2010
	(in thousands, except per share data)
Revenues

Net premiums earned	$840,014	$735,027	$1,628,215	$1,431,219
Net investment income	100,018	82,584	210,673	187,203
Net realized investment gains	37,477	24,619	67,621	40,795
Other insurance related income	126	217	889	843

Total revenues	977,635	842,447	1,907,398	1,660,060

Expenses
Net losses and loss expenses	564,959	403,370	1,584,759	871,632
Acquisition costs	147,905	124,176	283,262	240,825
General and administrative expenses	118,105	106,062	234,625	205,831
Foreign exchange losses (gains)	18,517	(27,229)	33,575	(35,376)
Interest expense and financing costs	15,445	15,697	31,305	24,385

Total expenses	864,931	622,076	2,167,526	31,307,297

Income (loss) before income taxes	112,704	220,371	(260,128)	352,763
Income tax expense	2,417	6,300	4,126	17,661

Net income (loss)	110,287	214,071	(264,254)	335,102
Preferred shares dividends	9,219	9,219	18,438	18,438

Net income (loss) available to common shareholders	$101,068	$204,852	$(282,692)	$316,664

Per share data
Net income (loss) per common share:
Basic net income (loss)	$0.81	$1.68	$(2.38)	$2.53
Diluted net income (loss)	$0.79	$1.51	$(2.38)	$2.28
Weighted average number of common shares outstanding - basic	124,132	121,766	118,771	124,961
Weighted average number of common shares outstanding - diluted	128,369	135,665	118,771	138,899
Cash dividends declared per common share	$0.23	$0.21	$0.46	$0.42

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010

	2011			2010
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)

Gross premiums written	$682,097	$364,066	$1,046,163	$612,893	$326,980	$939,873
Net premiums written	495,049	355,090	850,139	466,880	322,058	788,938
Net premiums earned	359,875	480,139	840,014	301,652	433,375	735,027
Other insurance related income	126	—	126	217	—	217
Net losses and loss expenses	(218,219)	(346,740)	(564,959)	(155,494)	(247,876)	(403,370)
Acquisition costs	(51,244)	(96,661)	(147,905)	(40,567)	(83,609)	(124,176)
General and administrative expenses	(70,229)	(28,073)	(98,302)	(64,045)	(22,817)	(86,862)

Underwriting income	$20,309	$8,665	28,974	$41,763	$79,073	120,836

Corporate expenses			(19,803)			(19,200)
Net investment income			100,018			82,584
Net realized investment gains			37,477			24,619
Foreign exchange (losses) gains			(18,517)			27,229
Interest expense and financing costs			(15,445)			(15,697)

Income before income taxes			$112,704			$220,371

Net loss and loss expense ratio	60.6%	72.2%	67.3%	51.6%	57.2%	54.9%
Acquisition cost ratio	14.3%	20.1%	17.6%	13.4%	19.3%	16.9%
General and administrative expense ratio	19.5%	5.9%	14.0%	21.2%	5.3%	14.4%

Combined ratio	94.4%	98.2%	98.9%	86.2%	81.8%	86.2%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	2011			2010
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)

Gross premiums written	$1,107,088	$1,487,505	$2,594,593	$985,822	$1,379,252	$2,365,074
Net premiums written	784,365	1,466,554	2,250,919	673,692	1,358,881	2,032,573
Net premiums earned	687,523	940,692	1,628,215	557,933	873,286	1,431,219
Other insurance related income	889	—	889	843	—	843
Net losses and loss expenses	(484,852)	(1,099,907)	(1,584,759)	(286,197)	(585,435)	(871,632)
Acquisition costs	(93,322)	(189,940)	(283,262)	(71,708)	(169,117)	(240,825)
General and administrative expenses	(137,956)	(55,459)	(193,415)	(125,655)	(44,668)	(170,323)

Underwriting income (loss)	$(27,718)	$(404,614)	(432,332)	$75,216	$74,066	149,282

Corporate expenses			(41,210)			(35,508)
Net investment income			210,673			187,203
Net realized investment gains			67,621			40,795
Foreign exchange (losses) gains			(33,575)			35,376
Interest expense and financing costs			(31,305)			(24,385)

Income (loss) before income taxes			$(260,128)			$352,763

Net loss and loss expense ratio	70.5%	116.9%	97.3%	51.3%	67.0%	60.9%
Acquisition cost ratio	13.6%	20.2%	17.4%	12.9%	19.4%	16.8%
General and administrative expense ratio	20.1%	5.9%	14.4%	22.5%	5.1%	14.4%

Combined ratio	104.2%	143.0%	129.1%	86.7%	91.5%	92.1%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Three months ended		Six months ended
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Net income (loss) available to common shareholders	$101,068	$204,852	$(282,692)	$316,664
Net realized investment gains, net of tax(1)	(36,583)	(24,672)	(66,725)	(40,834)
Foreign exchange (gains) losses, net of tax(2)	18,572	(27,419)	33,608	(35,998)

Operating income (loss)	83,057	152,761	(315,809)	239,832

Net income (loss) per share - diluted	$0.79	$1.51	$(2.38)	$2.28
Net realized investment gains, net of tax	(0.28)	(0.18)	(0.56)	(0.29)
Foreign exchange (gains) losses, net of tax	0.14	(0.20)	0.28	(0.26)

Operating income (loss) per share - diluted	$0.65	$1.13	$(2.66)	$1.73

Weighted average common shares and common share equivalents - diluted	128,369	135,665	118,771	138,899

Average common shareholders’ equity	4,761,260	4,935,661	4,978,955	4,997,773

Annualized return on average common equity	8.5%	16.6%	(11.4%)	12.7%

Annualized operating return on average common equity	7.0%	12.4%	(12.7%)	9.6%

(1)

Tax (cost) benefit of ($894) and $53 for the three months ended June 30, 2011 and 2010, respectively, and ($896) and $39 for the six months ended June 30, 2011 and 2010, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)

Tax (cost) benefit of ($54) and $190 for the three months ended June 30, 2011 and 2010, respectively, and ($33) and $622 for the six months ended June 30, 2011 and 2010, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to those models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income (loss), which is a “non-GAAP financial measure” as defined in Regulation G. Operating income (loss) represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange losses (gains). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income (loss) available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings (loss) per share - represents operating income (loss) divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income (loss) for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income (loss)”, in total and on a per share basis, and “annualized operating return on average common equity” which is based on the “operating income (loss)” measure.

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange losses (gains) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange losses (gains) reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude realized gains (losses) and foreign exchange losses (gains) from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com